SCHEDULE A DATED JUNE 4, 1998
                   TO THE INVESTMENT ADVISORY AGREEMENT DATED

                              APRIL 1, 1998 BETWEEN
                            PBHG ADVISOR FUNDS, INC.

                                       AND
                        PILGRIM BAXTER & ASSOCIATES, LTD.

         Pursuant to Section 5 of this Agreement, each Fund shall pay the Adviser, at the end of each calendar month, compensation computed daily at an annual rate of the Fund's average daily net assets as follows:

FUND                                                                    FEE
----                                                                    ---
PBHG Advisor Core Value Fund                                          0.60%
PBHG Advisor Blue Chip Growth Fund                                    0.60%
PBHG Advisor Global Technology & Communications Fund                  0.85%
PBHG Advisor Growth II Fund                                           0.85%
PBHG Advisor Growth Opportunities Fund                                0.65%
PBHG Advisor High Yield Fund                                          0.50%
PBHG Advisor Large Cap Concentrated Fund                              0.85%
PBHG Advisor New Contrarian Fund                                      0.60%
PBHG Advisor Trend Fund                                               0.65%
PBHG Advisor Cash Reserves Fund                                       0.30%
PBHG Advisor Value Opportunities Fund                                 0.85%
PBHG Advisor New Opportunities Fund                                   0.75%
PBHG Advisor Enhanced Equity Fund                                     0.60%
PBHG Advisor Master Fixed Income Fund                                 0.45%
PBHG Advisor Short-Term Government Fund                               0.30%
PBHG Advisor REIT Fund                                                0.75%
PBHG Advisor Defensive Equity Fund                                    0.60%